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                                  EXHIBIT 99.1


                                                      NEWS RELEASE


                                    MEDIA CONTACT           INVESTOR RELATIONS
                                    Sabre                   Sabre
                                    Michael Berman          Karen Fugate
                                    682-605-2397            682-605-2343


                TRAVELOCITY BECOMES A WHOLLY OWNED SABRE COMPANY


SOUTHLAKE, Texas, April 11, 2002 -- Sabre Holdings Corporation (NYSE: TSG) today announced that it has completed the previously announced short-form merger which resulted in Travelocity becoming a wholly owned Sabre company. The merger follows the company's successful cash tender offer of $28 per share for the outstanding publicly held shares of Travelocity.com Inc. common stock that Sabre did not own.

The merger results in the automatic conversion of the remaining publicly held shares of Travelocity.com into the right to receive $28 per former Travelocity share. Stockholders who did not tender their shares of Travelocity stock in the tender offer will receive relevant information in the mail on how to receive payment for their shares. Travelocity.com Inc. (Nasdaq: TVLY) will be delisted from the Nasdaq exchange.



ABOUT SABRE

Sabre is the leading provider of technology, distribution and marketing services for the travel industry. Headquartered in Southlake, Texas, in the Dallas-Fort Worth Metroplex, the company has approximately 7,000 employees in 45 countries. Sabre reported 2001 revenues of $2.1 billion. Sabre owns Travelocity.com, the most popular travel site on the web, and GetThere, the world's leading provider of Web-based travel reservation systems for corporations and travel suppliers. Sabre is an S&P 500 company, traded on the New York Stock Exchange (NYSE: TSG). More information about Sabre is available at www.sabre.com.